UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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FIRST HORIZON CORPORATION

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Form of communication to solicit proxies for Rajesh Subramaniam’s election as a director.

Regarding the recommendation to vote for Rajesh Subramaniam as director and the reasons for his not attending two special meetings of the First Horizon Board of Directors in 2021 that were each called with less than 48 hours’ notice:

  As you may be aware, we had some unexpected executive management changes last year that, because of materiality disclosure requirements, reduced our flexibility around scheduling two special board meetings.  As a result of scheduling challenges and Mr. Subramaniam’s pre-existing important obligations, Mr. Subramaniam was unable to attend.
  Mr. Subramaniam is a highly qualified and engaged director and has not attended less than 75% of board meetings in the past.  Given his role as President and COO of a large transportation company in the middle of a global pandemic, we hope that you understand that his flexibility might have been limited.
  Mr. Subramaniam attended all regular board meetings last year.
  For the years 2017-2020, Mr. Subramaniam’s board meeting attendance percentages were 82%, 80%, 87% and 88%.
  You may also be aware that Mr. Subramaniam was named CEO of FedEx recently and that FedEx is the only other corporate board on which he serves.